Website Agreement

This Website Agreement (the “Agreement”) effective September 06, 2007 (the “Effective Date”) is made by and between Shanghai Baby-fox Fashion Co., Ltd., along with its subsidiary operations (the “Company”) and Avenndi Limited Liability Company (“Avenndi”).

A. Services:  Shall provide to the Company the services set forth in paragraph 1 of Exhibit A in accordance with the terms and conditions contained in this Agreement.

B. Term. Unless terminated in accordance with the provisions of Section E hereof, the services provided by Avenndi to the Company shall be performed during the period set forth in paragraph 2 of Exhibit A.

C. Payment for Service Rendered. For providing the Advisor services as defined therein, the Company shall pay Avenndi the consideration described in paragraph 4 of Exhibit A.

D. Nature of Relationship. Avenndi is an independent contractor. Avenndi will not act as an agent nor shall it be deemed an employee of the Company for the purposes of any income tax withholding, FICA taxes, unemployment benefits, insurance coverage or otherwise. Avenndi shall not enter into any agreement or incur any obligations on the Company’s behalf, or commit the Company in any manner without the Company’s prior written consent.

E. Termination. Either party hereto may terminate this Agreement at their respective convenience upon 5 days written notice and mutual agreement of both parties.

F. Miscellaneous.

1. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties’ consent to personal jurisdiction of the federal and state courts within California and service of process being affected by registered mail sent to the address set forth at the end of this Agreement.

2. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, except by written instruments signed by the parties thereto. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy there under shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy there under preclude any other or further exercise thereof or the exercise of any other right or remedy granted thereby or by any related document or by law.

3. This Agreement, including Exhibit A attached hereto and made a part hereof, constitutes and expresses the entire agreement and understanding between the parties. All previous discussions, promises, representations and understandings between the parties relative to this Agreement, if any, have been merged into this document. The terms and provisions of this Agreement shall be binding on and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.

4. Avenndi will be relying on the accuracy and reliability of the statements, data, and information provided by the Company.

5. IN WITNESS WHEREOF, the parties have executed this Advisor Agreement as of the date set forth above.

Avenndi, LLC 28494 Westinghouse Place, Suite 304 Valencia, CA 91355		Shanghai Baby-fox Fashion Co., Ltd. 158/98/1501 Baocheng Rd., Shanghai, China 201100

By:		By:
	John G. Kennedy, Managing Director Date: September 6, 2007		Date:

EXHIBIT A

 1. Description of Services:

Avenndi will work with the Company to develop an English website to represent Baby Fox to Western audiences (potential investors, media, strategic partners, etc.). The purpose of this website is to give interested parties a positive initial impression of the Company, as many investors will likely view the Company’s URL before reviewing Company documents. The website will seek to be stylish and reflective of the brand and highlight key attributes of the Company using exciting text, stylish images of Baby Fox models, stores, clothing, accessories, etc.  It will be fast loading and similar in quality to U.S. peers.

Key sections of the website will include the following in English:

•	Home – highly graphical and stylish, possibly with flash or rotating images
•	About – section with summary information about the company
•	Style – section about the Company’s commitment to current fashion and design
•	Fashions – section with samples of fashions by category
•	Locations – section showing sample images of stores, and list of locations, address, phone numbers, operating hours
•	Sign Up – section to sign up for email related news releases
•	News – section with the latest news about Baby Fox awards, Fashion Shows, Store Openings, etc.
•	Investor Relations – section with presentations, quarterly sales data, regulatory filings
•	Careers – section listing any positions available
•	Contact Us – section form to contact Baby Fox corporate customer service
•	Privacy Policy – statement saying Baby Fox will not rent or sell email addresses to third parties

As part of this service Avenndi will perform the following tasks.

•	Deliver draft text copy and a proposed layout for the Company’s approval.
•	Deliver draft images or “comps” of the proposed website design for Company approval.
•	Complete a customized website in English of approximately 12-22 pages.
•	Assistance in setting up 10-20 corporate email accounts for Company executives.
•	Provide 12 months web hosting via a U.S. based server for fast loading.
•	Provide a copy of the site graphics / code for the Company to use and or implement into a Chinese site (hosted in China).
•	Provide12 months of updates for images or text changes to the News, Investor Relations, Store Locations and Fashion sections.

2.     Timeframe:
The initial time frame agreed upon for services to be performed is 4-6 weeks and may be extended by mutual written agreement.

3.	Avenndi shall report to: Jieming Wang, Fengling Wang and related Company representatives

4.     Consideration for services:
Avenndi will receive initial fees of $6,000 USD spread over three payments via wire transfer

•	$2,000 due on , after mutually legally sign this agreement;
•	$2,000 due, upon delivery and completion of website;
•	$2,000 due, in February 28th 2008; after financing
•	10,500 shares of the Company’s stock shares with full registration within 30 days of being listed on any exchange (OTC, AMEX, Shanghai, etc.)

Signature:

Avenndi, LLC	Shanghai Baby-fox Fashion Co., Ltd.

John Kennedy, Managing Director